Exhibit 10.2

August 27, 2008

Mr. Anil Gupta

[Address]

Dear Anil:

On behalf of Adaptec, Inc., I am pleased to offer you the position of Vice President and General Manager, reporting to me. I am confident that you will provide the senior leadership that will continue to enhance our customer and stockholder value.

We are confident you will make a major contribution to our success and are looking forward to having you join us.

EMPLOYMENT AGREEMENT

Adaptec, Inc., a Delaware corporation (hereinafter, "Adaptec"), is acquiring Aristos Logic Corporation, a Delaware corporation (hereinafter "Aristos") (the "Acquisition"), pursuant to the merger of Merger Sub (as hereafter defined) with and into Aristos (the "Merger") to be effected pursuant to the Agreement and Plan of Merger dated on or about August 27, 2008 (as may be amended from time to time) (the "Merger Agreement") by and among Adaptec, Aristos, and Ariel Acquisition Corp., a wholly-owned acquisition subsidiary of Adaptec ("Merger Sub'). It is a material inducement and condition to Adaptec's execution and delivery of the Merger Agreement and its willingness to complete the Acquisition that you, Anil Gupta (the "Employee") enter into this employment agreement (the "Agreement"). This Agreement becomes effective upon the closing of the Acquisition (the "Effective Date"). If you accept this offer, and the contingencies of this offer are satisfied, on the Effective Date you will become an employee of Adaptec or its subsidiary (at Adaptec's sole election), on the following terms. If you do not accept this offer prior to the time the Merger Agreement is entered into, your employment with Aristos will be viewed as a voluntary resignation, and your employment will terminate immediately prior to the Effective Date, and you will not be entitled to any severance from Adaptec or Aristos. This Agreement supersedes the terms of Employee's Aristos Logic employment agreements.

1. DUTIES AND RESPONSIBILITIES: Employee will be employed by Adaptec in the position of Vice President and General Manager, reporting to Adaptec's Chief Executive Officer (hereinafter, "CEO"). Employee's duties and responsibilities will be assigned by Adaptec's CEO or his designee. Employee's duties and responsibilities may be altered, modified and changed as Adaptec's CEO deems appropriate.

2. COMPENSATION: Employee's base salary will be $267,586 per year. Adaptec's CEO and Compensation Committee of the Board of Directors may increase Employee's base salary from time to time as they deem appropriate. In addition, Employee will be eligible to participate in the Performance Incentive Plan at a targeted amount of 50% of annual base salary. That plan has a variable payout based upon Aristos Logic's product lines performance, as well as the performance of Employee. The performance targets for Adaptec and/or Aristos Logic's product lines and Employee which shall serve as the basis for awarding Employee an incentive bonus shall be established by Adaptec's CEO and Board of Directors, in their sole discretion, prior to the beginning of Adaptec's FY'09 Q3 and at the beginning of the each subsequent Fiscal Year. It is within the sole discretion of Adaptec's CEO or his designee to determine whether Employee achieved all or part of the targets established as well as the resulting bonus amount to be awarded. All bonus plans, including all performance targets and all other aspects and conditions of those plans, shall be established by and subject to change and modification by Adaptec's CEO and Board of Directors in their sole discretion.

3. STOCK OPTIONS:  In accordance with Adaptec Stock Option Plan, the Compensation Committee of our Board of Directors approved that Employee be granted an option to purchase 40,000 shares of Adaptec stock. The Option shall be an "Incentive Stock Option" to the maximum limit allowable under the 2004 Plan and IRS regulations. Any portion of this Option in excess of the 2004 Plan and IRS limitations shall be deemed to be a Non-Qualified Stock Option. The exercise price of the Option shall be the fair market value of Adaptec's common stock on the date of grant, tentatively scheduled for September 2, 2008 (the date you actively join Adaptec's payroll). These options will cliff vest at 33% on September 2, 2009, and vest quarterly thereafter at 8.375% and will be fully vested at the end of three years, subject to Employee's continued service. Employee will also receive 75,000 shares of performance-based restricted stock awards that vest upon on the completion of specific performance goals to be determined by Employee and CEO, and approved by the Compensation Committee of Adaptec's Board of Directors. As deemed appropriate by Adaptec's CEO and Board of Directors, Employee may receive additional grants under the 2004 Equity Incentive Plan. Any such future grants will vary in number given and in vesting schedules.

4. BENEFITS: Employee shall be eligible for all benefits normally and regularly provided to Adaptec's executive staff as may be in effect from time to time, if any, in accordance with the rules established from time to time for individual participation in any such plans. In addition, Employee will be entitled to receive the following benefits: a $650 per month automobile allowance and a company-paid annual physical examination.

5. EMPLOYEE'S AT-WILL EMPLOYMENT: Employee understands and agrees that his employment relationship with Adaptec is for an INDEFINITE PERIOD and is on an AT-WILL basis. This means that Employee is free to terminate his employment with Adaptec at any time with or without cause or notice and that Adaptec is similarly entitled to terminate Employee's employment at any time with or without cause or notice. Employee understands and agrees that the AT-WILL nature of his employment with Adaptec will be maintained throughout the time he is employed by Adaptec and can only be changed by an express written employment contract specifically prepared for Employee and signed by Adaptec's CEO. If Employee's employment is terminated for any reason, Employee shall not be entitled to any payments, benefits, damages, awards or compensation other than as expressly and specifically required by Section 10 of this Agreement.

6. OUTSIDE ACTIVITIES: During Employee's employment with Adaptec, he agrees to devote his full productive time, energies and abilities to the proper and efficient management of Adaptec's business. Without express, prior written authorization from Adaptec's CEO, Employee shall not, directly or indirectly, during the term of his employment: (1) render services of a business, professional or commercial nature, to any other person, firm, entity, or business, whether for compensation or otherwise; or (2) engage in any activity competitive with or adverse to Adaptec's business or welfare, whether alone, or as an owner, shareholder or partner, or as an officer, director, employee, advisor, contractor or consultant; or (3) serve as a Director of a for-profit company.

7. PROTECTION OF ADAPTEC'S CONFIDENTIAL AND PROPRIETARY INFORMATION AND TRADE SECRETS: During Employee's employment with Adaptec as well as at all times following his termination thereof, Employee agrees to abide by and comply with the Aristos Employee Invention and Confidentiality Agreement (the "EICA") which he entered into and the Employee Proprietary Information Agreement (the "EPIA"), a copy of which is attached hereto as Exhibit B and incorporated herein .

8. TERMINATION OF EMPLOYMENT: Employee's employment with Adaptec is at-will and may be terminated by Employee or by Adaptec at any time for any reason as follows:

(a) Employee may terminate employment upon written notice to Adaptec for "Good Reason," as defined below (an "Involuntary Termination");

(b) Employee may terminate employment upon written notice to Adaptec at any time in Employee's discretion without Good Reason ("Voluntary Termination");

(c) Adaptec may terminate Employee's employment upon written notice to Employee at any time following a determination that there is "Cause," as defined below, for such termination ("Termination for Cause");

(d) Adaptec may terminate Employee's employment upon written notice to Employee at any time without Cause for such termination ("Termination without Cause");

(e) Employee's employment will automatically terminate upon Employee's death or upon Employee's disability as determined by Adaptec ("Termination for Death or Disability"); provided that "disability" shall mean Employee's complete inability to perform Employee's job responsibilities for a period of ninety (90) consecutive days or ninety (90) days in the aggregate in any twelve (12) month period.

9. DEFINITIONS. As used in this Agreement, the following terms have the following meanings:

(a) "Cause" means Employee's (i) neglect or poor performance of duties, if not remedied to the satisfaction of the CEO after written notice has been given to the Employee by the CEO or his or her designee; (ii) willful and deliberate malfeasance or gross negligence in the performance of duties and responsibilities; (iii) commission of any act of fraud, gross misconduct or dishonesty with respect to Adaptec; (iv) conviction of, or plea of guilty or "no contest" to, a felony, a serious violation of the law or a crime involving moral turpitude, fraud, or misappropriation of funds; (v) breach or violation of this Agreement or any proprietary information and inventions or confidentiality agreement with Adaptec, including the EICA and the EPIA; or (vi) refusal or unwillingness to follow the lawful directions of the CEO or the Board.

(b) "Change of Control" means (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) (other than Adaptec, a subsidiary or an Adaptec employee benefit plan, including any trustee of such plan acting as trustee) is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Adaptec representing fifty percent (50%) or more of either the then outstanding shares of the common stock of Adaptec or the combined voting power of Adaptec's then outstanding securities; (ii) a change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. "Incumbent Directors" shall mean directors who either (I) are directors as of the date hereof, or (II) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to Adaptec); (iii) the consummation of a merger or consolidation of Adaptec with any other corporation, other than a merger or consolidation which would result in the voting securities of Adaptec outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the then outstanding shares of the common stock of Adaptec and the combined voting power of Adaptec's then outstanding securities; or (iv) the consummation of the sale or disposition by Adaptec of all or substantially all Adaptec's assets.

(c) "Good Reason" means Employee terminates employment within sixty (60) days following the occurrence of any of the following taken without Employee's written consent (i) a material reduction in Employee's duties or responsibilities from those in effect prior to a Change of Control; (ii) a requirement by Adaptec that Employee relocate Employee's principal office to a facility more than twenty-five (25) additional commuting miles from Adaptec's current headquarters; or (iii) a material reduction in Employee's annual base salary and target incentive compensation by 5% (other than in connection with a general decrease in the salary of all similarly situated employees of Adaptec); provided that Employee has given notice to any successor entity following such action and a thirty (30) day opportunity to cure.

10. SEPERATION PAYMENTS AND BENEFITS. Upon termination of Employee's employment with Adaptec for any reason, Employee will receive payment for all unpaid salary and vacation accrued as of the date of termination of employment, and benefits will be continued under Adaptec's then existing benefit plans and policies for so long as provided under the terms of such plans and policies and as required by applicable law. Under certain circumstances and conditioned upon Employee's execution of a release and waiver of claims (acceptable to, and in such form and substance as provided by, Adaptec) against Adaptec, its officers and directors, Employee will also be entitled to receive the payments and benefits as set forth below; provided, however, that Employee shall not be entitled to the payments and benefits set forth below in the event Employee's termination occurs following the three-year anniversary of the Effective Date.

(a) In the event of Employee's Voluntary Termination, Termination for Cause, or Termination for Death or Disability, Employee will not be entitled to any cash or other severance benefits or any accelerated vesting of Adaptec equity awards Employee may then hold.

(b) In the event of Adaptec's termination of Employee which constitutes a Termination without Cause, Employee will be entitled to (i) a lump sum payment in an amount equal to nine (9) months of Employee's then current annual base salary plus, for each year of Employee's service with Aristos Logic and Adaptec in excess of three years, an additional week of base salary not to exceed eight additional weeks of base salary, (ii) provided Employee becomes eligible and timely elects to continue Employee's health coverage under COBRA, reimbursement for any COBRA payments made by Employee with respect to Employee and Employee's legal dependents in the nine (9) months following the date of termination, and (iii) outplacement services through the use of a company or consultant to be chosen by Employer in an amount not to exceed $5,000 (to be paid by Adaptec directly to the outplacement service provider). Any severance payment made pursuant to this section shall be paid within thirty (30) days following the date of Employee's termination, or at a later date if so required pursuant to Section 409A(2)(B) of the Internal Revenue Code of 1986 (the "Code"), as amended.

(c) In the event of Employee's Involuntary Termination or Adaptec's termination of Employee which constitutes a Termination without Cause, in each case occurring within one (1) year following a Change of Control, in lieu of the payments and benefits pursuant to Section 10(b), Employee will be entitled to (i) a lump sum payment in an amount equal to nine (9) months of Employee's then current annual base salary plus, for each year of Employee's service with Aristos Logic and Adaptec in excess of three years, an additional week of base salary not to exceed eight additional weeks of base salary, (ii) a lump sum payment in an amount equal to Employee's then-applicable annual target bonus opportunity, (iii) provided Employee becomes eligible and timely elects to continue Employee's health coverage under COBRA, reimbursement for any COBRA payments made by Employee with respect to Employee and Employee's legal dependents in the nine (9) months following the date of termination, (iv) outplacement services through the use of a company or consultant to be chosen by Employer in an amount not to exceed $5,000 (to be paid by Adaptec directly to the outplacement service provider) (but to be paid in no event later than March 15 of the year following the year in which the termination occurs) and (v) accelerated vesting with respect to one hundred percent (100%) of any then-unvested shares subject to all Adaptec equity awards then held by Employee. Any severance payment made pursuant to this section shall be paid within thirty (30) days following the date of Employee's termination, or at a later date if so required pursuant to Section 409A(2)(B) of the Code.

11. OTHER PAYMENTS. Adaptec expressly acknowledges and agrees that, pursuant to the Merger Agreement, Employee shall be entitled to certain payments under (i) the Management Liquidation Pool (as such term is defined in the Merger Agreement), to be paid pursuant to the terms of the Merger Agreement and Section 2.3 of the Company Disclosure Schedule, and the Bonus, Benefits, Waiver and Release Agreement (the "BBWRA") attached hereto as Exhibit A and incorporated herein, and (ii) the Special Employee Bonus Pool (as such term is defined in the Merger Agreement), to be paid pursuant to the terms of the Merger Agreement and in Section 3.9 of the Company Disclosure Schedule (collectively, the "Other Payments"). Adaptec further acknowledges and agrees that the terms of the Merger Agreement and the BBWRA shall exclusively govern Employee's rights to the Other Payments, and such rights shall not be affected by the terms of this Agreement. Without limiting the foregoing, for purposes of clarity, the terms of this Agreement (including, without limitation, the variances with respect to the definitions of "Cause" and "Good Reason" as set forth herein from those in the BBWRA) shall not affect Employees' rights to receive the Bonus under the BBWRA.

12. NON-SOLICITATION. Employee agrees that for a period of twelve (12) months immediately following a termination of employment for any reason, Employee shall not either directly or indirectly solicit, induce, recruit or encourage any of Adaptec's employees to leave their employment, or take away such employees, or attempt to solicit, induce, recruit, encourage, or take away employees of Adaptec, either for Employee or any other person or entity. Employee further agrees not to otherwise interfere with the relationship of Adaptec or any of its subsidiaries or affiliates with any person who, to Employee's knowledge, is employed by or otherwise engaged to perform services for Adaptec or its subsidiaries or affiliates (including, but not limited to, any independent sales representatives or organizations) or who is, or was within the then most recent prior twelve-month period, a customer or client of Adaptec, or any of its subsidiaries.

13. COOPERATION. Both during employment with Adaptec and following termination, Employee shall cooperate fully with Adaptec in the defense of any action or proceeding brought by any third party against Adaptec that relates in any way to Employee's acts or omissions while employed by Adaptec. Such cooperation shall include, but not be limited to, Employee making himself available to Adaptec and its counsel for interviews and to provide testimony by declaration, deposition, and/or trial as requested by Adaptec's counsel.

14. FINAL AND BINDING ARBITRATION. The parties agree that any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be submitted to the American Arbitration Association ("AAA") and that a neutral arbitrator will be selected in a manner consistent with its National Rules for the Resolution of Employment Disputes. The arbitration proceedings will allow for discovery according to the rules set forth in the National Rules for the Resolution of Employment Disputes (the "Rules"). All arbitration proceedings shall be conducted in Santa Clara County, California.

Except as provided by the Rules, arbitration shall be the sole, exclusive and final remedy for any dispute between Employee and Adaptec. Accordingly, except as provided for by the Rules, neither Employee nor Adaptec will be permitted to pursue court action regarding claims that are subject to arbitration. The parties expressly waive any entitlement to have such controversies decided by a court or a jury. In addition to the right under the Rules to petition the court for provisional relief, Employee agrees that any party may also petition the court for injunctive relief where either party alleges or claims a violation of this Agreement in particular Section 7 of this Agreement.

Adaptec will cover all of Employee's legal expenses incurred by Employee to enforce this Agreement following a Change of Control, payable within ten (10) days of Employee's submission of evidence of incurring Employee's incurring such expenses as a result of a refusal to pay benefits under this Agreement.

15. . PAYMENT OF TAXES: All payments made to Employee under this Agreement shall be subject to all applicable federal and state income, employment and payroll taxes.  Employee is responsible for legally mandated payroll deductions and withholdings.

16. RETURN OF ADAPTEC EQUIPMENT AND PROPERTY. At the time of Employee's termination of employment with Adaptec, Employee agrees to return to Adaptec all Adaptec property and equipment, including but not limited to, computers, printers, computer diskettes, software, files, records, computations, reports, studies, manuals, notebooks, documents, correspondence, customer lists, lists of potential customers, and any and all other confidential information or records and other similar items relating to Adaptec's business, whether prepared by Employee or otherwise coming into Employee's possession.

17. ENTIRE AGREEMENT: Except as otherwise set forth herein, this Agreement supersedes any and all other agreements or understandings, including, but not limited to, any provision of any equity plan or agreement with respect to vesting of awards granted following the Effective Date, whether oral, implied or in writing, between the parties hereto with respect to the subject matters covered herein, and contains all of the covenants and agreements between the parties with respect to such matters in their entirety. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement or promise not contained in this Agreement shall be valid or binding. Any modification to this Agreement shall be effective only if it is in writing and signed by Employee and Adaptec's CEO. This Agreement may not be terminated without the written consent of Employee and shall be binding on any successor to Adaptec.

18. PARTIAL INVALIDITY: If any other provision in this Agreement is held by a court or arbitrator of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force and effect without being impaired or invalidated in any way.

19. APPLICABLE LAW: The laws of the State of California shall govern this Agreement, notwithstanding conflict of laws.

20. CONFIDENTIALITY: Employee agrees that at all times during his employment with Adaptec and following his termination he shall maintain as strictly confidential the existence of, and terms and conditions contained in, the Agreement, to the fullest extent allowed by law.

21. PREPARATION OF AGREEMENT: Regardless of which party initially drafted this Agreement, it shall not be construed against any one party, and shall be construed and enforced as a mutually prepared Agreement.

22. NOTICES: Any notice pursuant to this Agreement shall be deemed validly given or served if given in writing and delivered personally or ten (10) calendar days after being sent by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of Employee, mailed notices shall be addressed to him at the home address which he most recently communicated to Adaptec in writing. In the case of Adaptec, mailed notices shall be directed and addressed to Chairman and Chief Executive Officer, Adaptec, Inc., 691 South Milpitas Blvd., Milpitas, CA 95035.

23. CONTINUING OBLIGATIONS: Whether or not Employee's employment relationship with Adaptec is terminated, neither Employee nor Adaptec shall be relieved of the continuing obligations of the covenants contained in this Agreement.

24. SUCCESSORS: Adaptec shall require any successor or assignee, in connection with any sale, transfer or other disposition of all or substantially all of Adaptec's assets or business, whether by purchase, merger, consolidation or otherwise, expressly to assume and agree to perform Adaptec's obligations under this Agreement in the same manner and to the same extent that Adaptec would be required to perform if no such succession or assignment had taken place.

25. EMPLOYEE'S REPRESENTATIONS: Employee represents and warrants that he is free to enter into this Agreement and to perform each of the terms and covenants of it. Employee represents and warrants that he is not restricted or prohibited, contractually or otherwise, from entering into and performing this Agreement, and his execution and performance of this Agreement is not in violation or breach of any other agreement between him and any other person or entity. Employee acknowledges and agrees that he is entering into this Agreement voluntarily and free of any duress or coercion.

26. SECTION 409A COMPLIANCE: To the extent (i) any payments to which you become entitled under this Agreement, or any agreement or plan referenced herein, in connection with your termination of employment with the Adaptec or its affiliates constitute deferred compensation subject to Section 409A of the Code and (ii) you are deemed at the time of such termination of employment to be a "specified" employee under Section 409A of the Code, then such payment or payment shall not be made or commence until the earliest of (i) the expiration of the six (6)-month period measured from the date of your "separation from service" (as such term is at the time defined in Treasury Regulations under Section 409A of the Code with Adaptec or its affiliates; or (ii) the date of your death following such separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to you, including (without limitation) the additional twenty percent (20%) tax for which you would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to you or your beneficiary in one lump sum.

27. DOCUMENTATION: This offer is contingent upon the successful completion of the Acquisition and your execution of the following attached documents: (i) the EPIA and (ii) the BBWRA. This offer is also contingent upon your consent to a background check that will be carried out by a third party company who conducts such background checks on Adaptec's behalf. Your acceptance of this offer and employment hereunder will only be confirmed on presentation of results from the check that are satisfactory to Adaptec. This offer is also contingent upon your ability to comply with the employment authorization provisions of the Immigration & Naturalization Act. Specifically, you will need to be able to demonstrate through documentation, and to sign a Declaration under penalty of perjury that you are authorized to work in the United States.

28. MISCELLANEOUS: You agree that there were no promises or commitments made to you regarding your employment with Adaptec or Aristos except as set forth in this agreement. Except as provided for herein, this agreement supersedes and replaces (i) any prior verbal or written agreements between you and Adaptec and (ii) any prior verbal or written agreements between you and Aristos relating to the subject matter hereof, including, but not limited to, any and all prior employment agreements.

Upon the Effective Date, this Agreement, the EICA, the EPIA and the BBWRA (subject to the provisions of Section 11 of this Agreement) will be the entire agreement relating to your employment with Adaptec and/or Aristos. In addition, any confidential/proprietary/trade secrets information and inventions agreement(s) between you and Aristos, or any predecessor thereto, will remain in effect as it pertains to subject matters existing prior to the Effective Date.
ADAPTEC, INC.

/s/ Shirley B. Olerich
Shirley B. Olerich
Vice President, Human Resources
Entered into at Foothill Ranch, California, this 27th day of August 2008.

/s/ Anil Gupta
Anil Gupta
Entered into at Foothill Ranch, California, this 27th day of August 2008.

EXHIBIT A

BONUS, BENEFITS WAIVER AND RELEASE AGREEMENT

August 27, 2008

Anil Gupta

[Address]

Dear Anil:

Aristos Logic Corporation, a Delaware corporation (the "Company"), is in the process of consummating a merger (the "Merger") whereby a wholly-owned subsidiary of Adaptec, Inc., a Delaware corporation ("Adaptec"), will merge with and into the Company. Upon completion of the Merger, the Company will become a wholly-owned subsidiary of Adaptec.

The stockholders of the Company have approved setting aside a portion of the proceeds of the Merger into a management liquidation pool (the "Employee Bonus Pool"), from which certain employees will be entitled to distributions. Set forth in Section 3 below is your determined total allocation from the Employee Bonus Pool (your "Bonus"), as well as certain terms relating to the distribution of the Bonus to you.

Adaptec has stressed, from the onset of discussions regarding the proposed Merger, the importance of retaining our employees following the completion of the Merger. As a result, Adaptec requires, as a condition to the Merger and to the payment to you of the Bonus pursuant to Section 3 below, that you agree to this Bonus, Benefits Waiver and Release Agreement (the "Agreement"), including the payment terms for the Bonus as set forth herein. Please review this Agreement carefully, and feel free to ask any questions or to consult with your own attorney. Please return this agreement to Human Resources with your Employment letter at the Company no later than noon on Wednesday, August 27, 2008.

    Effective Date of Agreement. This Agreement shall be effective upon the closing of the Merger (the "Closing Date"). If the Merger does not close, the Agreement shall be null and void.
    Acknowledgement of Payment of Wages. You acknowledge and agree that, you will receive all accrued wages, salary, accrued and unused vacation time, other than 80 hours of annual vacation time assumed by and eligible for carryover to Adaptec for you to use during your employment with Adaptec, reimbursable expenses, and any similar payment due and owing to you from the Company as of the end of August, 2008 (collectively, "Wages"). You are entitled to these Wages regardless of whether you sign this Agreement.
    Bonus. The Company agrees to pay you a bonus in the amount of $1,119,757.18, less applicable withholding The Bonus will be paid out in three installments: (i) forty percent (40%) of the Bonus will be paid to you on the First Payment Date (defined below); and (ii) thirty percent (30%) will be paid to you on the Second Payment Date (defined below); and (iii) thirty percent (30%) will be paid to you on the Third Payment Date (defined below), provided that you remain employed with the Company or Adaptec on each Payment Date, unless your employment with the Company or Adaptec is terminated prior to the Payment Date by reason of an Involuntary Termination (as defined below). You agree that payment of the Bonus is in full satisfaction of all rights that you may have to the Bonus under the Employee Bonus Pool.

    "First Payment Date" is September 12, 2008. "Second Payment Date" is the next payroll period following the six (6) month anniversary of the Closing Date. "Third Payment Date" is the next payroll period following the one (1) year anniversary of the Closing Date.

    "Involuntary Termination" means a termination of your employment with Adaptec or the Company (i) due to your death or disability, (ii) by the Company or Adaptec without Cause (as defined below), or (iii) for Good Reason (as defined below).

    "Cause" means your (i) willful and deliberate malfeasance or gross negligence in the performance of duties and responsibilities; (ii) commission of any act of fraud, gross misconduct or dishonesty with respect to the Company or Adaptec; (iii) conviction of, or plea of guilty or "no contest" to, a felony, a serious violation of the law or a crime involving moral turpitude, fraud, or misappropriation of funds; (iv) breach or violation of this Agreement, the Employee Invention and Confidentiality Agreement between the Company and you (the "Confidentiality Agreement"), or the Employee Proprietary Information Agreement between Adaptec and you (the "EPIA").

    "Good Reason" means your termination of your employment within sixty (60) days following the occurrence of any of the following taken without your written consent: (i) a requirement by Adaptec that you relocate your principal office to a facility more than twenty-five (25) miles from your office as of the Closing Date; (ii) a reduction in your annual base salary of more than five percent (5%) (other than in connection with a general decrease in the salary of all similarly situated employees of Adaptec); or (iii) your assignment of a position within Adaptec in which the functions and scope of responsibilities are significantly different from the functions and responsibilities of your position established during the thirty (30) day period following the Merger; provided that you have given notice to Adaptec or any successor entity following such action and a thirty (30) day opportunity to cure. In no event shall the completion of the Merger constitute Good Reason.

    In the event of your death before all distributions of your Bonus have been made to you, the beneficiary designated by you in writing to Adaptec, or if there is no such beneficiary, your estate, shall be entitled to receive all remaining scheduled payment installments due to you.

    Adaptec has separately offered employment to you. The terms of your employment (including, without limitation, any variations with respect to the definitions of "Cause" or "Good Reason" as may be set forth in your employment offer or agreement with Adaptec) shall not affect your right to receive the Bonus.

    Consideration for Agreement. A portion of the proceeds of the Merger will be set aside in an escrow account to reimburse Adaptec for damages it may suffer as a result of any breach of the representations, warranties and covenants of the Company made in connection with the Merger. In consideration for this Agreement, the Company and Adaptec have agreed to waive the requirement that a portion of your Bonus be subject to such escrow.
    Company Stock Awards. The total proceeds of the Merger will be insufficient to result in any consideration payable to the holders of the Company's common stock. As a result, the stock option awards ("Stock Plan Awards") previously granted to you and currently outstanding (both vested and unvested) under the Aristos Logic Corporation Consolidated and Restated 2000 Incentive Stock Option, Nonqualified Stock Option and Restricted Stock Purchase Plan, as amended (the "Stock Plan") will not have a positive value in the Merger and will not be entitled to any payment or consideration from the proceeds of the Merger. As a result, the Company has determined to terminate all Stock Plan Awards and to terminate the Stock Plan upon consummation of the Merger. You agree that this Agreement shall serve as adequate notice of such termination under any notice provisions of the Stock Plan or any award agreement under the Stock Plan and you hereby expressly waive any further notice requirements in connection with Stock Plan Awards. You further acknowledge that no value shall be paid for your Stock Plan Awards and that such Stock Plan Awards will be terminated in the Merger.
    Severance. Unless you are identified as a transition employee, (identified to be terminated), you will not receive any severance payments in connection with the Merger, and you hereby waive any and all right or entitlement to severance benefits you might otherwise have with Aristos Logic, notwithstanding any provision to the contrary contained in any agreement, in the event your employment or service should terminate with the Company or Adaptec following the Merger.
    Release of Claims.

    a. The payments and agreements set forth in this Release fully satisfy any and all accrued salary, vacation pay, bonus and commission pay, stock-based compensation, profit sharing, termination benefits or other compensation to which you may be entitled by virtue of your employment with the Company. You acknowledge that you have no claims and have not filed any claims against the Company based on your employment with the Company.

    b. To the fullest extent permitted by law, you hereby release and forever discharge the Company, Adaptec, and their successors, subsidiaries and affiliates, directors, stockholders, current and former officers, agents and employees (all of whom are collectively referred to as "Releasees") from any and all existing claims, demands, causes of action, damages and liabilities, known or unknown, that you ever had, now have or may claim to have had arising out of or relating in any way to your employment or non-employment with the Company including, without limitation, claims based on any oral, written or implied employment agreement, claims for wages, bonuses, commissions, stock-based compensation, expense reimbursement, and any claims that the terms of your employment with the Company, [or the circumstances of your separation,] were wrongful, in breach of any obligation of the Company or in violation of any of your rights, contractual, statutory or otherwise. Each of the Releasees is intended to be a third party beneficiary of this Release.

    c. Waiver of Unknown Claims. You expressly waive any benefits of Section 1542 of the Civil Code of the State of California (and any other laws of similar effect), which provides:

    "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR."

    Trade Secrets and Confidential Information. You reaffirm and agree to continue to observe and abide by the terms of the Confidentiality Agreement and the EPIA, specifically regarding non-disclosure of the Company's and Adaptec's trade secrets and confidential proprietary information.

      No Representations. You represent that you have had an opportunity to consult with an attorney, and have carefully read and understand the scope and effect of the provisions of this Agreement. You have not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.
      Entire Agreement. This Agreement, the Confidentiality Agreement and the EPIA represent the entire agreement and understanding between the Company and you concerning the subject matter of this Agreement and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement.
      Governing Law. This Agreement shall be governed by the laws of the State of California, without regard for choice-of-law provisions. You consent to personal and exclusive jurisdiction and venue in the State of California.

      IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

Dated: August 27, 2008	/s/ Anil Gupta
Anil Gupta, an individual

Dated: ______________	/s/ `Sundi' Subramanian Sundaresh
`Sundi' Subramanian Sundaresh
Chief Executive Officer, Adaptec, Inc.

    EXHIBIT B

    EMPLOYEE PROPRIETARY INFORMATION AGREEMENT

    As an employee of Adaptec, Inc., its subsidiary or its affiliate (together, the "Company") and in consideration of the compensation now and hereafter paid to me, I agree to the following:

    1. Maintain Confidential Information.

    a. Company Information. I agree at all times during the term of employment and thereafter to hold in strictest confidence, not to use, except for the benefit of the Company, or to disclose to any person, firm or corporation without written authorization of the Company, any trade secrets, confidential knowledge, data, or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, discoveries, developments, improvements, techniques, computer programs, data bases, other original works of authorship, customer and supplier lists, business plans, programs, sales or financial information, or other subject matter pertaining to any business of the Company or any of its clients, consultants, or licensees.

    b. Former Employer Information. I agree that I will not, during my employment with the Company, improperly use or disclose any proprietary information or trade secrets of my former or concurrent employers or companies, or any other person, and that I will not bring onto the premises of the Company any unpublished documents or any property belonging to my former or concurrent employers or companies, or any other person, unless consented to in writing by said employers, companies, or other person.

    c. Third Party Information. I recognize that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree that I owe the Company and such third parties, during the term of my employment and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm, or corporation, except as necessary in carrying out my work for the Company or such third party (consistent with the Company's agreement with such third party) without the express written authorization of the Company.

    2. Retaining and Assigning Inventions and Original Works.

    a. Inventions and Original Works Retained by Me. I have listed in Section 8 hereof, descriptions of any and all inventions, original works of authorship, developments, improvements, and trade secrets which were made by me prior to my employment with the Company, which belong to me, which relate to the Company's proposed business and products, and which are not assigned to the Company.

    b. Inventions and Original Works Assigned to the Company. I agree that I will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and will assign to the Company all my right, title, and interest in and to any and all inventions, original works of authorship, developments, improvements, or trade secrets which I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time I am in the employment of the Company. I recognize, however, that assignment to the Company under this provision of any invention is subject to Section 2870 of the California Labor Code which reads as follows:

    "(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights to an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either:

    (1) Relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstratively anticipated research or development of the employer; or

    (2) Result from any work performed by the employee for the employer.

    "(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and unenforceable."

    I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectible by copyright are "works made for hire," as the term is defined in the United States Copyright Act (17 USCA, Section 101).

    c. Maintenance of Records. I agree to keep and maintain adequate and current written records of all inventions and original works of authorship made by me and all work, study and investigation done by me (solely or jointly with others) during the term of my employment with the Company. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times.

    d. Inventions Assigned to the United States. I agree to assign to the United States government, all my right, title, and interest in and to any and all inventions, original works of authorship, developments, improvements, or trade secrets whenever such full title is required to be in the United States by a contract between the Company and the United States or any of its agencies.

    e. Obtaining Letters Patent, Copyrights, and Mask Work Rights. I agree that my obligation to assist the Company or its nominee to obtain or enforce United States or foreign letters patent, copyrights, or mask work rights covering inventions, works of authorship, and mask works, respectively, assigned hereunder to the Company shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate for time actually spent by me at the Company's request on such assistance. If the Company is unable because of my mental or physical incapacity or for any reason to secure my signature to apply for or to pursue any application or enforce any rights for any United States or foreign letters patent, copyrights, or mask work rights covering inventions or other rights assigned to the Company, as above, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and on my behalf and stead and to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution, issuance or enforcement of letters patent, copyrights, and mask work rights with the same legal force and effect as if executed by me. I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectible by copyright are "works for hire" as that term is defined in the United States Copyright Act. I hereby waive and quitclaim to the Company any and all claims of any nature whatsoever, which I now or may hereafter have infringement of any patents, copyrights, or mask work rights resulting from any such application assigned hereunder to the Company.

    f. Exception to Assignment. I understand that the provisions of this Agreement requiring assignment to the Company do not apply to any invention which is exempt from assignment under the provisions of Section 2870 of the California Labor Code. I will advise the Company promptly in writing of any inventions, original works of authorship, developments, improvements, or trade secrets that I believe are exempt from assignment to the Company based upon the application of Section 2870 of the California Labor Code, and I will at that time provide to the Company in writing all evidence necessary to substantiate that belief. I understand that the Company will keep in confidence and will not disclose to third parties without my consent any confidential information disclosed in writing to the Company relating to inventions that are exempt from assignment under the provisions of Section 2870 of the California Labor Code.

    3. Conflicting Employment. I agree that, during the term of my employment with the Company, I will not engage in any other employment, occupation, consulting, or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of my employment, nor will I engage in any other activities that conflict with my obligations to the Company.

    4. Solicitation of Company Employees. I agree that while employed by the Company and for one year following the termination of my employment, I will not disrupt, damage, impair, or interfere with the business of the Company, or directly or indirectly alone or in concert with others solicit the services of any Company employee for another employer, or otherwise induce or attempt to induce such employees to terminate their employment with Adaptec.

    5. Company Documents and Property. I agree that at the time of leaving the employment of the Company, I will deliver to the Company (and will not keep in my possession or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items belonging to the Company, its successors or assigns. I further agree that any property situated on the Company's premises and owned by the Company, including the computer information and telecommunications systems (and all information stored therein), desks, filing cabinets, or other storage or work area is subject to inspection by Company personnel at any time, with or without notice. In the event of termination of my employment, I agree to sign and deliver "Termination Statement" attached hereto as Exhibit A.

    6. Representations. I agree to execute any proper oath or verify any proper document required to carry out the terms of this Agreement. I represent that my performance of all terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and agree that I will not enter into, any oral or written agreement in conflict herewith.

    7. General Provisions.

    a. Governing Law. This Agreement will be governed by the laws of the State of California.

    b. Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and merges all prior discussions between us. No modification of or amendment to this Agreement, or any waiver of any rights under this Agreement will be effective unless in writing signed by the party to be charged. Any subsequent change or changes in my duties, salary, or compensation will not affect the validity or scope of this Agreement.

    c. Severability. If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.

    d. Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators, and other legal representatives and will be for the benefit of the Company, its successors and its assigns.

    e. Survival. The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.

    f. Employment. I agree and understand that nothing in this Agreement shall confer any right with respect to continuation of employment by the Company, or shall it interfere in any way with my right or the Company's right to terminate my employment at any time, with or without cause.

    8. List of Inventions. Pursuant to Section 2(a) of this Agreement, below is a list of my prior inventions and original works of authorship.

    Title Date Brief Description

    In the event, as a result of my work for the Company, the Company would infringe any intellectual property right of mine listed in Section 8 hereof, the Company shall automatically have a royalty free, nonexclusive license throughout the work including the right to grant and sublicense to the extent necessary to permit the Company to use and to enjoy all the resulting product of such work of mine to the fullest extent, unless, prior to initiating any such work, I obtain the waiver, in writing, of the Company, by an officer of the Company waiving the Company's license in such instance.

    IF NO PRIOR INVENTIONS OR WORKS OF AUTHORSHIP ARE LISTED IN SECTION 8 HEREIN, I HEREBY AFFIRM THAT THERE ARE NO SUCH INVENTIONS OR ORIGINAL WORKS OF AUTHORSHIP.

/s/Anil Gupta		Anil Gupta
Signature of Employee		Name of Employee (typed or printed)

9/25/2008
Dated

ACCEPTED AND AGREED:

Adaptec, Inc.

By:	/s/ Kerstin Aiello	Title:	Benefits Manager

Dated:	9/25/08

    TERMINATION STATEMENT

    During the course of my employment by Adaptec, Inc., I acknowledge that I have acquired knowledge or had access to trade secrets and proprietary information of Adaptec, Inc. and the trade secrets and proprietary information of other third parties pursuant to agreements by and between Adaptec, Inc. and said third parties, including but not limited to, the information below.

      Financial and pricing information
      Adaptec, Inc. business, research, and new product plans and strategies
      Patent applications and patient disclosures
      Yields, designs, efficiencies, and capacities of production methods, facilities and systems
      Customer and vendor lists, contacts, habits, and plans
      Marketing information
      Process and manufacturing information
      Agreements with customers, vendors, and other companies
      Plastic overlays of circuits, circuit boards, and test chips
      Product and process specifications, procedures, and test reports
      Personnel lists and information regarding skills of various personnel
      Other (please state below)

    I further acknowledge that I have been advised, both during my employment and during my termination interview, as to my obligations to Adaptec, Inc. concerning trade secrets and proprietary information to which I may have had access during my employment, and of my continuing obligation to Adaptec, Inc. to keep confidential all trade secrets and proprietary information to which I may have had access during my employment. I further acknowledge that I have returned all copies of technical papers, specifications, customer lists, and all other Adaptec, Inc. proprietary information, including controlled design notebooks.

    I have also been advised that I am free to use information in the public domain and my own skill, knowledge, know-how, and experience to whatever extent and in whatever way I wish so long as such use does not involve any such trade secrets and proprietary information. In addition, I acknowledge that I have no reports, drawings, documents, process specifications, masks, or other written materials of copies thereof or physical property of Adaptec, Inc. in my possession or custody in any location whatsoever.
Employee Signature:	Date:
Manager Signature*:	Date:
Employee Relations Signature*:	Date:

    * The foregoing Termination Statement has been reviewed and discussed with the terminating employee.